Exhibit 99.1
INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	December	December
	31, 2003	31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$ 457.7	$ 342.2
Marketable securities	1.9	1.8
Accounts and notes receivable, net	1,712.8	1,392.8
Inventories	1,009.1	1,181.3
Prepaid expenses and deferred income taxes	357.1	379.2
Assets held for sale	-	820.8

Total current assets	3,538.6	4,118.1

Property, plant and equipment, net	1,213.1	1,276.3
Goodwill	4,188.0	4,004.0
Intangible assets, net	882.9	890.9
Other assets	842.3	520.3

Total assets	$ 10,664.9	$ 10,809.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 738.9	$ 724.6
Accrued expenses and other current liabilities	1,513.4	1,614.6
Loans payable	800.7	1,155.5
Liabilities held for sale	-	303.4

Total current liabilities	3,053.0	3,798.1

Long-term debt	1,518.6	2,092.1
Other noncurrent liabilities	1,600.0	1,441.2

	6,171.6	7,331.4
Shareholders' equity:
Common stock	174.5	169.2
Other shareholders' equity	4,589.3	3,822.1
Accumulated other comprehensive income	(270.5)	(513.1)

Total shareholders' equity	4,493.3	3,478.2

Total liabilities and equity	$ 10,664.9	$ 10,809.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION